Exhibit 99.1

CONTACT:	Dan Gibson (914) 640-8175

FOR IMMEDIATE RELEASE

July 24, 2003

STARWOOD REPORTS SECOND QUARTER RESULTS

WHITE PLAINS, NY, July 24, 2003 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) (“Starwood” or the “Company”) today reported EPS from continuing operations of $0.42, compared to $0.37 in 2002, an increase of 13.5%. Excluding special items, EPS from continuing operations was $0.28 in 2003 compared to $0.41 in 2002. Income from continuing operations was $87 million in 2003 compared to $76 million in 2002, an increase of 14.5%. Excluding special items, income from continuing operations was $57 million in 2003 compared to $85 million in 2002. Net income was $290 million and EPS was $1.41 compared to net income of $180 million and EPS of $0.87 in 2002.

Barry S. Sternlicht, Chairman and CEO said, “Though our expectations were quite modest given the situation in Iraq, SARS, and the global slowdown, we are pleased with our performance in the quarter and encouraged with the monthly revenue progression, particularly the strength of transient business in June, and positive recoveries in Asia and Latin America. This strength has continued into July as both web booking trends and call centers remain relatively strong. In the quarter, Westin and W Hotels performed exceedingly well and overall, the Company’s market share rose for the third consecutive quarter. Our global development pipeline is robust, and we were particularly pleased to announce our 21st and 22nd W hotels which are our first hotels and residence projects. Further, Starwood Vacation Ownership had an excellent quarter driven by the Westin branded timeshare products.”

Concluding, Mr. Sternlicht said, “The highlight of our quarter and the first six months of 2003 must be the dramatic strengthening of our balance sheet, as more than $950 million of asset sales have closed. Through asset sales and disciplined capital spending, we expect our net debt to decrease to $4.1 billion by year end from nearly $5.2 billion at year end 2002. Today, we have more than $1.3 billion of capacity on our credit facilities to take advantage of attractive opportunities as they may arise. We are cautiously optimistic that business will improve as we move into the fall and 2004.”

Cash flow from operations was $85 million compared to $253 million in 2002. Total Company Adjusted EBITDA was $247 million, compared to $315 million in 2002 reflecting lower lodging demand as a result of SARS (particularly in Toronto where the Company owns two Sheraton hotels with 1,850 rooms), the war in Iraq, and the timing of the Easter/Passover holidays. Total management and franchise fees were $57 million, even with last year while timeshare results were essentially flat despite the reduced amount of timeshare notes receivable sales. The timeshare note sale gain was $4 million versus $9 million in the year ago quarter.

REVPAR for Same-Store Owned Hotels worldwide and in the U.S. decreased 4.3% and 4.0% respectively, when compared to 2002. REVPAR at Same-Store Owned Hotels in North America, declined 11.7% in April, 3.5% in May and 1.3% in June. Excluding the two owned Sheraton hotels in Toronto, REVPAR at Same-Store Owned Sheraton Hotels in North America declined 4.7%. For the third quarter in a row, total Company market share in North America increased for the Company’s owned and managed hotels as well as system-wide hotels. Internationally, Same-Store Owned Hotel REVPAR decreased 0.5%, with Europe up 1.9% and Asia Pacific up 4.1%, offset by declines in Latin America of 10.5%. Excluding the favorable effects of foreign exchange, REVPAR declined 15.2% internationally.

Revenues from the vacation ownership business increased 13.1% to $111 million as contract sales were up 14.2% reflecting strong demand at our resorts in Maui and Mission Hills. The average price per timeshare unit sold increased 16.6% to $18,007.

During the second quarter, the Company signed nine hotel management and franchise contracts (approximately 4,300 rooms) and opened eight new hotels and resorts including: the Westin Charlotte (Charlotte, North Carolina, 700 rooms), the Sheraton Sonar Bangla (Calcutta, India, 239 rooms), and the Hotel Opera (Zagreb, Croatia, 405 rooms). Nine new hotel openings scheduled for the third quarter of 2003 include: Sheraton Jiuzhaigou Hotel (Jiuzhaigou Scenic Area, China, 492 rooms), the Sheraton Porto (Porto, Portugal, 273 rooms), the Westin Casuarina Hotel, (Las Vegas, Nevada, 795 rooms), the Westin Warsaw (Warsaw, Poland, 361 rooms) and the W Mexico City (Mexico City, Mexico, 237 rooms). Including these properties, through the end of 2003, the Company expects to open 26 new full service hotels and resorts (approximately 7,000 rooms) around the world. Additionally, the development pipeline includes more than a dozen W Hotel projects (3,900 rooms), including the two hotel and residence projects in Dallas and Fort Lauderdale announced earlier this week, and 20 Sheratons and 15 Westins based on our new flexible prototype design (6,100 rooms). During the quarter, the Company announced a joint venture to run the re-themed Aladdin Resort in Las Vegas as a new Planet Hollywood Hotel, a Sheraton Hotel (2,567 rooms) and the future development of up to 600 Westin Vacation Resort timeshare units at the property. The Company will not be the operator of the casino.

During the quarter and continuing into early July, the Company realized $955 million in gross cash proceeds from asset sales, including the sale of the Hotel Principe di Savoia in Milan, Italy (“Principe”) for gross cash proceeds of approximately $315 million, and four hotels and a 51% interest in undeveloped land in Costa Smeralda, Italy, (“Sardinia Assets”) for gross cash proceeds of approximately $340 million in June 2003 (in each case, based on exchange rates at the time of the closing). A pre-tax gain of approximately $193 million was recorded on the sale of the Principe. A pre-tax gain of approximately $9 million was recorded on the sale of the undeveloped land in Sardinia and a pre-tax gain of approximately $82 million was deferred in connection with the sale of the Sardinia hotels due to the Company’s continuing involvement with these assets through long-term management contracts. The Company paid off a 450 million Euro loan with a portion of the proceeds from these Italian asset sales. The operating results of the Principe, together with interest expense related to debt that was retired with the Principe sale proceeds, is classified as discontinued operations in the attached 2003 and 2002 financial statements. In the latter part of June and early part of July, the Company sold 13 non-strategic domestic hotels, the majority of which are subject to franchise agreements, for gross cash proceeds of approximately $300 million. The Company continues to work toward the sale of 5 additional non-core domestic hotels and expects to close these sales later in 2003. These additional sales would bring total proceeds from asset sales in 2003 to approximately $1.1 billion. The Company incurred a $170 million (pre-tax) charge in the first quarter of 2003 and an additional $4 million (pre-tax) charge in the second quarter of 2003 to reflect the actual and expected sales price of these non-core domestic hotels.

Investment spending during the quarter included approximately $36 million in hotel assets; $32 million in VOI capital assets (primarily inventory build), including VOI construction at Westin Mission Hills Resort Villas in Rancho Mirage, California, Sheraton’s Mountain Vista in Avon, Colorado and Westin Ka’anapali Ocean Resort Villas in Maui, Hawaii; and $24 million in other development/corporate capital, including the ongoing development of the St. Regis Museum Tower in San Francisco (269 rooms and 102 condominium units). To date, the Company has invested $115 million in the St. Regis Museum Tower Project, a mixed-use project, which is expected to open in late 2005 or in early 2006. The Company expects to realize gross proceeds of $180 — $200 million from the sale of the project’s condominiums.

At June 30, 2003, the Company had total debt of $5.053 billion and cash and cash equivalents (including restricted cash) of $482 million, or net debt of $4.571 billion, compared to net debt of $5.201 billion at the end of the first quarter of 2003. The net debt amount at June 30 excludes $300 million of gross proceeds from the sales of the domestic hotels completed in early July.

At June 30, 2003, debt was approximately 66% fixed rate and 34% floating rate and its weighted average maturity was 6.2 years with a weighted average interest rate of 5.44%. The Company had cash (including restricted cash) and availability under our domestic and international revolving credit facilities of approximately $1.264 billion.

In May 2003, the Company sold $360 million of convertible bonds paying interest at 3.5% with a conversion price of $50.00 and a maturity date of May 2023. The proceeds were used to pay down debt and for general corporate purposes. Holders may first present their notes to the Company for repurchase in May of 2006.

Special Items

The Company recorded net credits of $30 million (after-tax) for special items in the second quarter of 2003 when compared to a net charge of $9 million (after-tax) in the same period of 2002.

Special items in the second quarter of 2003 primarily relate to the favorable resolution of certain income tax matters and charges related to the asset sales completed in the second quarter and the early part of July.

The following represents a reconciliation of income from continuing operations before special items to income from continuing operations after special items (in millions, except per share data):

Three Months Ended			Six Months Ended
June 30,			June 30,

2003	2002		2003	2002

$57	$85	Income from continuing operations before special items	$40	$103

$0.28	$0.41	EPS before special items	$0.20	$0.50

		Special Items:
—	1	Restructuring and other special credits, net(a)	—	3
(6)	(1)	Loss on asset dispositions and impairments, net(b)	(176)	(4)
—	9	Foreign exchange gain from Argentina(c)	—	33
—	(29)	Debt extinguishment costs(d)	—	(29)
—	6	State tax refund	—	6

(6)	(14)	Total special items – pretax	(176)	9
36	5	Income tax benefit/(expense) for special items(e)	106	(3)

30	(9)	Total special items – after-tax	(70)	6

$87	$76	Income (loss) from continuing operations	$(30)	$109

$0.42	$0.37	EPS including special items	$(0.15)	$0.53

(a)	During the six months ended June 30, 2002, the Company sold its investments in e-business ventures previously deemed impaired and collected receivables which were previously deemed uncollectible. Accordingly, the previously recorded impairment reserves associated with these assets were reversed.

(b)	Loss for the three and six months ended June 30, 2003 primarily represents the impairment charges recorded due to the classification of a portfolio of 18 domestic non-core hotels as held for sale, 13 of which have been sold to date, offset in part by the gain on the sale of undeveloped land in Sardinia, Italy. Loss for the six months ended June 30, 2002 primarily represents an impairment charge to reduce the carrying value of a hotel, which was later sold, to its fair market value.

(c)	Amount represents foreign exchange gains resulting from the initial devaluation of the Argentine Peso and subsequent exchange rate volatility and is reflected in selling, general and administrative and other expenses.

(d)	Amount is reflected in interest expense and represents costs related to the early extinguishment of debt and the unwinding of the associated interest rate swaps in 2002.

(e)	Represents various adjustments to tax liabilities due to the successful resolution of certain income tax matters and taxes on special items primarily associated with the 2003 asset sales.

The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.

Outlook

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and geo-political environments. Actual results may differ materially.

The situation in the Middle East, continued weakness in global economies, the lasting impact of SARS and the threat of terrorist events and their consequent impact on travel make it extremely difficult to predict future results with any degree of precision.

For the third quarter of 2003, if REVPAR at Same-Store Owned Hotels in North America was even with the third quarter of 2002 (for reference, through 21 days, North America REVPAR at Same-Store Owned Hotels in July is up 3.8% versus the same period a year ago. The Company expects August REVPAR to decline versus last year and September REVPAR to increase versus last year primarily due to increased group bookings during the week of and weeks around September 11):

•	Third quarter 2003 EBITDA would be expected to be approximately $225 — $235 million. Investors should keep in mind that the Company’s sale of the seasonal properties in Sardinia will significantly impact third quarter results. These assets have historically achieved approximately 100% of their annual EBITDA in the third quarter.

•	Third quarter net income would be expected to be approximately $32 — $42 million.

•	Third quarter 2003 EPS would be expected to be approximately $0.15 — $0.20.

For the full year 2003, assuming the sale of the 5 remaining domestic non-core hotels by the end of 2003, if REVPAR at Same-Store Owned Hotels in North America declined approximately 1-2% versus the full year 2002:

•	Full year 2003 Adjusted EBITDA would be expected to be approximately $925 — $950 million.

•	Full year income from continuing operations, excluding special items, would be expected to be $146 — $165 million.

•	Full year net income would be expected to be $280- $299 million.

•	Full year 2003 EPS from continuing operations, excluding special items, would be expected to be approximately $0.70 -$0.80 at a zero percent tax rate, which assumes an annual dividend of $0.84 per Share (payable in January 2004).

•	Full year 2003 EPS would be expected to be $1.35-$1.45.

•	Full year 2003 capital expenditures and timeshare inventory would be approximately $450 million, including approximately $175 million of timeshare spend.

•	For full year 2003 the Company expects cash interest expense of approximately $310 million and cash taxes of approximately $50 million.

Starwood will be conducting a conference call to discuss the second quarter financial results at 10:30 a.m. (ET) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at www.starwood.com. A replay of the conference call will also be available from 1:30 p.m. (ET) today through 8:00 p.m. (ET) Thursday, July 31, on both the Company’s website and via telephone replay at 719-457-0820 (access code: 223490).

Definitions:

All references to EPS, unless otherwise noted, reflect earnings (losses) per diluted share from continuing operations. EBITDA represents net income before interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA, adjusted for gain/loss on asset dispositions, discontinued operations and special items. The Company believes that these metrics are useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metrics can be used to measure the Company’s ability to service debt, fund capital expenditures and pay cash distributions. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels sold to date and under significant renovation or for which comparable results are not available. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the duration and severity of the current global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and leisure business, operating risks associated with the hotel and leisure business, relationships with customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. tax laws), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per Share data)

Three Months Ended				Six Months Ended
June 30,				June 30,

2003	2002	% Variance		2003	2002	% Variance

			Revenues
$821	$848	(3.2)	Owned, leased and consolidated joint venture hotels	$1,553	$1,590	(2.3)
179	172	4.1	Other hotel and leisure(a)	330	314	5.1

1,000	1,020	(2.0)		1,883	1,904	(1.1)
220	200	10.0	Other revenues from managed and franchised properties(b)	430	402	7.0

1,220	1,220	—		2,313	2,306	0.3

			Costs and Expenses
618	598	(3.3)	Owned, leased and consolidated joint venture hotels	1,204	1,156	(4.2)
147	107	(37.4)	Selling, general, administrative and other(c)	268	195	(37.4)
—	(1)	n/m	Restructuring and other special credits, net	—	(3)	n/m
98	115	14.8	Depreciation	209	226	7.5
7	5	(40.0)	Amortization	13	10	(30.0)

870	824	(5.6)		1,694	1,584	(6.9)
220	200	(10.0)	Other expenses from managed and franchised properties(b)	430	402	(7.0)

1,090	1,024	(6.4)		2,124	1,986	(6.9)
130	196	(33.7)	Operating income	189	320	(40.9)
(73)	(107)	31.8	Interest expense, net of interest income(d)	(150)	(183)	18.0
(6)	(1)	n/m	Loss on asset dispositions and impairments, net	(176)	(4)	n/m

51	88	(42.0)		(137)	133	n/m
36	(11)	n/m	Income tax benefit (expense)	106	(24)	n/m
—	(1)	n/m	Minority equity in net income	1	—	n/m

87	76	14.5	Income (loss) from continuing operations	(30)	109	n/m
			Discontinued operations:
—	—	—	Loss from operations, net of taxes of $1, $1, $1 and $1(e)	(1)	(1)	—
203	104	95.2	Gain on disposition, net of taxes of $39, $104, $40 and $104	205	104	97.1

$290	$180	61.1	Net income	$174	$212	(17.9)

			Earnings (loss) Per Share — Basic
$0.43	$0.38	13.2	Continuing operations	$(0.15)	$0.55	n/m
1.00	0.51	96.1	Discontinued Operations	1.01	0.51	98.0

$1.43	$0.89	60.7	Net income	$0.86	$1.06	(18.9)

			Earnings (loss) Per Share — Diluted
$0.42	$0.37	13.5	Continuing operations	$(0.15)	$0.53	n/m
0.99	0.50	98.0	Discontinued Operations	1.00	0.50	100.0

$1.41	$0.87	62.1	Net income	$0.85	$1.03	(17.5)

202	201		Weighted average number of Shares	202	201

205	206		Weighted average number of Shares assuming dilution	204	206

(a)	Other hotel and leisure revenues include management and franchise fees earned from third party hotel owners, the Company’s interest in unconsolidated joint ventures and the sale and financing of VOIs.

(b)	In response to a Financial Accounting Standards Board staff announcement and in accordance with Emerging Issues Task Force Abstract 01-14, the Company has included in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees and included in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer. Since the reimbursements made are based upon costs incurred with no added margin, the adoption of this guidance has no effect on operating income, total or per Share net income (loss), cash flows or the financial position of the Company.

(c)	Selling, general, administrative and other expenses include the cost of sales of VOIs and other costs of vacation ownership operations.

(d)	Interest expense is net of $3 and $7 million of discontinued operations allocations for both three and six month periods presented. Interest expense for 2003 includes $29 million of early debt termination costs.

(e)	For the periods presented, the Principe is reported as a discontinued operation as a result of the sale of this hotel.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$321	$108
Restricted cash	161	108
Accounts receivable, net of allowance for doubtful accounts of $49 and $45	431	398
Inventories	212	214
Prepaid expenses and other	161	108

Total current assets	1,286	936
Investments	405	434
Plant, property and equipment, net	6,968	6,911
Assets held for sale (a)	444	839
Goodwill and intangible assets, net	2,476	2,570
Other assets	407	500

	$11,986	$12,190

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (b)	$434	$870
Accounts payable	147	171
Accrued expenses	583	723
Accrued salaries, wages and benefits	199	178
Accrued taxes and other	169	188

Total current liabilities	1,532	2,130
Long-term debt (b)	4,619	4,449
Deferred income taxes	914	986
Other liabilities	570	538

	7,635	8,103

Minority interest	38	39

Exchangeable units and class B exchangeable preferred shares of the Trust, at redemption value of $38.50	35	51

Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 493,775 and 493,968 shares at June 30, 2003 and December 31, 2002, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 201,059,886 and 199,579,542 shares at June 30, 2003 and December 31, 2002, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 201,059,886 and 199,579,542 shares at June 30, 2003 and December 31, 2002, respectively	2	2
Additional paid-in capital	4,939	4,905
Deferred compensation	(16)	(14)
Accumulated other comprehensive income	(399)	(474)
Accumulated deficit	(250)	(424)

Total stockholders’ equity	4,278	3,997

	$11,986	$12,190

(a)	Represents the carrying value of the plant, property and equipment for the Principe, Sardinia Assets and the 18 non-core domestic hotels at December 31, 2002 and the remaining hotels in the portfolio of 18 non-core domestic hotels that were not sold as of June 30, 2003.

(b)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $406 million and $355 million at June 30, 2003 and December 31, 2002, respectively.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Historical Data
(In millions)

Three Months Ended				Six Months Ended
June 30,				June 30,

2003	2002	% Variance		2003	2002	% Variance

			Reconciliation of Net Income to EBITDA and Adjusted EBITDA
$290	$180	61.1	Net income	$174	$212	(17.9)
81	115	(29.6)	Interest expense(a)	166	199	(16.6)
4	(92)	n/m	Income tax (benefit) expense (b)	(65)	(79)	17.7
105	120	(12.5)	Depreciation(c)	223	238	(6.3)
7	5	40.0	Amortization	13	10	30.0

487	328	48.5	EBITDA	511	580	(11.9)
6	1	n/m	Loss on asset dispositions and impairments, net	176	4	n/m
(246)	(4)	n/m	Discontinued operations(d)	(253)	(8)	n/m
—	(1)	n/m	Restructuring and other special credits, net	—	(3)	n/m
—	(9)	n/m	Foreign exchange gains from Argentina	—	(33)	n/m

$247	$315	(21.6)	Adjusted EBITDA	$434	$540	(19.6)

(a)	Includes $4 and $8 million of interest expense related to unconsolidated joint ventures for both the three and six month periods presented and $3 and $7 million of interest expense allocated to discontinued operations for both the three and six month periods presented.

(b)	Includes $103 million of tax benefits recorded in discontinued operations for both the three and six months ended June 30, 2002 and $40 and $41 of taxes recorded in discontinued operations for the three and six months ended June 30, 2003, respectively.

(c)	Includes, $7, $5, $13 and $11 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended June 30, 2003 and 2002 and the six months ended June 30, 2003 and 2002, respectively and $1 million of depreciation expense included in discontinued operations for the six months ended June 30, 2003 and 2002.

(d)	Excludes the interest expense, taxes, and depreciation balances already added back as noted in (a), (b) and (c) above. Includes the reversal of a $49 million (pre-tax) liability related to the 1999 divestiture of the Company’s gaming business which is no longer deemed necessary.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Cash Flow Data
Net income	$290	$180	$174	$212
Exclude:
Discontinued operations, net	(203)	(104)	(204)	(103)

Income (loss) from continuing operations	87	76	(30)	109
Adjustment to income (loss) from continuing operations and changes in working capital	(5)	173	250	192

Cash from continuing operations	82	249	220	301
Cash from discontinued operations	3	4	10	8

Cash from operating activities	$85	$253	$230	$309

Cash from (used for) investing activities	$595	$(54)	$529	$(118)

Cash used for financing activities	$(522)	$(197)	$(554)	$(192)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

Non-GAAP to GAAP Reconciliations – Future Performance
(In millions)

	Three Months Ended	Twelve Months Ended
	September 30, 2003	December 31, 2003

Low End
Net income	$32	$280
Interest expense	76	318
Income tax benefit (expense)	—	(65)
Depreciation and amortization	117	469

EBITDA	225	1,002
Loss on asset dispositions and impairments, net	—	176
Discontinued operations	—	(253)

Adjusted EBITDA	$225	$925

High End
Net income	$42	$299
Interest expense	76	318
Income tax benefit (expense)	—	(65)
Depreciation and amortization	117	475

EBITDA	235	1,027
Loss on asset dispositions and impairments, net	—	176
Discontinued operations	—	(253)

Adjusted EBITDA	$235	$950

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended June 30, 2003
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	143 Hotels			98 Hotels			45 Hotels

OWNED HOTELS
REVPAR ($)	98.94	103.40	-4.3%	98.17	103.98	-5.6%	101.16	101.71	-0.5%
ADR ($)	152.07	154.11	-1.3%	145.30	151.16	-3.9%	175.01	163.64	6.9%
OCCUPANCY (%)	65.1%	67.1%	-2.0	67.6%	68.8%	-1.2	57.8%	62.2%	-4.4

		61			38			23

SHERATON
REVPAR ($)	78.42	84.37	-7.1%	82.63	90.53	-8.7%	69.80	71.75	-2.7%
ADR ($)	125.87	131.21	-4.1%	125.77	134.76	-6.7%	126.13	122.85	2.7%
OCCUPANCY (%)	62.3%	64.3%	-2.0	65.7%	67.2%	-1.5	55.3%	58.4%	-3.1

		36			22			14

WESTIN
REVPAR ($)	113.61	115.05	-1.3%	100.05	102.68	-2.6%	156.59	154.95	1.1%
ADR ($)	162.30	159.02	2.1%	139.80	140.72	-0.7%	240.82	220.30	9.3%
OCCUPANCY (%)	70.0%	72.3%	-2.3	71.6%	73.0%	-1.4	65.0%	70.3%	-5.3

		12			5			7

LUXURY COLLECTION
REVPAR ($)	195.31	204.43	-4.5%	194.46	210.13	-7.5%	196.60	195.74	0.4%
ADR ($)	338.63	331.93	2.0%	319.45	334.75	-4.6%	372.26	327.42	13.7%
OCCUPANCY (%)	57.7%	61.6%	-3.9	60.9%	62.8%	-1.9	52.8%	59.8%	-7.0

		12			12

W
REVPAR ($)	144.83	144.10	0.5%	144.83	144.10	0.5%
ADR ($)	200.59	204.64	-2.0%	200.59	204.64	-2.0%
OCCUPANCY (%)	72.2%	70.4%	1.8	72.2%	70.4%	1.8

		22			21			1

OTHER
REVPAR ($)	70.78	77.98	-9.2%	73.06	80.85	-9.6%	52.86	55.86	-5.4%
ADR ($)	111.88	116.77	-4.2%	114.86	122.47	-6.2%	87.26	76.82	13.6%
OCCUPANCY (%)	63.3%	66.8%	-3.5	63.6%	66.0%	-2.4	60.6%	72.7%	-12.1

(1)	Hotel Results exclude 22 hotels sold or closed during 2002 and 2003.

(2)	See next page for breakdown by division.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Three Months Ended June 30, 2003
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	29 Hotels			12 Hotels			4 Hotels

OWNED HOTELS
REVPAR ($)	146.96	144.17	1.9%	49.40	55.20	-10.5%	66.45	63.81	4.1%
ADR ($)	241.41	212.79	13.4%	94.34	103.59	-8.9%	108.74	98.37	10.5%
OCCUPANCY (%)	60.9%	67.8%	-6.9	52.4%	53.3%	-0.9	61.1%	64.9%	-3.8

		11			9			3

SHERATON
REVPAR ($)	101.19	99.95	1.2%	42.81	49.48	-13.5%	74.79	68.80	8.7%
ADR ($)	162.86	146.56	11.1%	88.87	98.97	-10.2%	121.74	114.76	6.1%
OCCUPANCY (%)	62.1%	68.2%	-6.1	48.2%	50.0%	-1.8	61.4%	60.0%	1.4

		11			3

WESTIN
REVPAR ($)	185.48	179.76	3.2%	78.48	82.49	-4.9%
ADR ($)	295.06	253.91	16.2%	110.76	119.56	-7.4%
OCCUPANCY (%)	62.9%	70.8%	-7.9	70.9%	69.0%	1.9

		7

LUXURY COLLECTION
REVPAR ($)	196.60	195.74	0.4%
ADR ($)	372.26	327.42	13.7%
OCCUPANCY (%)	52.8%	59.8%	-7.0

								1

OTHER
REVPAR ($)							52.86	55.86	-5.4%
ADR ($)							87.26	76.82	13.6%
OCCUPANCY (%)							60.6%	72.7%	-12.1

(1)	Hotel Results exclude 22 hotels sold or closed during 2002 and 2003.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Six Months Ended June 30, 2003
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL(2)

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	143 Hotels			98 Hotels			45 Hotels

OWNED HOTELS
REVPAR ($)	95.38	98.27	-2.9%	96.18	100.48	-4.3%	93.02	91.74	1.4%
ADR ($)	151.65	153.21	-1.0%	148.29	153.49	-3.4%	162.88	152.32	6.9%
OCCUPANCY (%)	62.9%	64.1%	-1.2	64.9%	65.5%	-0.6	57.1%	60.2%	-3.1

		61			38			23

SHERATON
REVPAR ($)	76.00	80.85	-6.0%	79.96	86.29	-7.3%	67.80	69.58	-2.6%
ADR ($)	126.17	130.64	-3.4%	127.43	135.05	-5.6%	123.19	120.51	2.2%
OCCUPANCY (%)	60.2%	61.9%	-1.7	62.7%	63.9%	-1.2	55.0%	57.7%	-2.7

		36			22			14

WESTIN
REVPAR ($)	110.57	110.03	0.5%	101.47	102.76	-1.3%	140.30	134.16	4.6%
ADR ($)	160.63	157.10	2.2%	143.01	143.97	-0.7%	226.52	204.48	10.8%
OCCUPANCY (%)	68.8%	70.0%	-1.2	71.0%	71.4%	-0.4	61.9%	65.6%	-3.7

		12			5			7

LUXURY COLLECTION
REVPAR ($)	192.06	206.64	-7.1%	213.16	239.77	-11.1%	159.95	156.23	2.4%
ADR ($)	337.86	337.10	0.2%	345.92	369.95	-6.5%	322.63	279.20	15.6%
OCCUPANCY (%)	56.8%	61.3%	-4.5	61.6%	64.8%	-3.2	49.6%	56.0%	-6.4

		12			12

W
REVPAR ($)	133.73	127.39	5.0%	133.73	127.39	5.0%
ADR ($)	200.20	203.50	-1.6%	200.20	203.50	-1.6%
OCCUPANCY (%)	66.8%	62.6%	4.2	66.8%	62.6%	4.2

		22			21			1

OTHER
REVPAR ($)	66.64	70.88	-6.0%	67.42	73.13	-7.8%	60.52	53.46	13.2%
ADR ($)	110.80	113.43	-2.3%	115.00	119.49	-3.8%	84.08	73.90	13.8%
OCCUPANCY (%)	60.1%	62.5%	-2.4	58.6%	61.2%	-2.6	72.0%	72.3%	-0.3

(1)	Hotel Results exclude 22 hotels sold or closed during 2002 and 2003.

(2)	See next page for breakdown by division.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotel Results — Same Store (1)
For the Six Months Ended June 30, 2003
UNAUDITED

	EUROPE			LATIN AMERICA			ASIA PACIFIC

	2003	2002	Var.	2003	2002	Var.	2003	2002	Var.

	29 Hotels			12 Hotels			4 Hotels

OWNED HOTELS
REVPAR ($)	127.33	121.36	4.9%	54.89	62.10	-11.6%	68.86	60.76	13.3%
ADR ($)	222.35	193.17	15.1%	101.84	112.49	-9.5%	104.78	94.44	10.9%
OCCUPANCY (%)	57.3%	62.8%	-5.5	53.9%	55.2%	-1.3	65.7%	64.3%	1.4

		11			9			3

SHERATON
REVPAR ($)	92.90	91.19	1.9%	46.28	53.60	-13.7%	74.04	65.33	13.3%
ADR ($)	157.43	139.65	12.7%	92.39	104.40	-11.5%	119.71	110.15	8.7%
OCCUPANCY (%)	59.0%	65.3%	-6.3	50.1%	51.3%	-1.2	61.8%	59.3%	2.5

		11			3

WESTIN
REVPAR ($)	158.07	145.34	8.8%	93.34	102.68	-9.1%
ADR ($)	269.94	231.60	16.6%	131.72	139.42	-5.5%
OCCUPANCY (%)	58.6%	62.8%	-4.2	70.9%	73.6%	-2.7

		7

LUXURY COLLECTION
REVPAR ($)	159.95	156.23	2.4%
ADR ($)	322.63	279.20	15.6%
OCCUPANCY (%)	49.6%	56.0%	-6.4

								1

OTHER
REVPAR ($)							60.52	53.46	13.2%
ADR ($)							84.08	73.90	13.8%
OCCUPANCY (%)							72.0%	72.3%	-0.3

(1)	Hotel Results exclude 22 hotels sold or closed during 2002 and 2003.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of June 30, 2003
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)

Floating Rate Debt:
Senior credit facility Revolving credit facility	Various+162.5	$167	3%	3.93%	3.3
Term loan	LIBOR+162.5	300	6%	2.75%	2.5

		467	9%	3.17%	2.8
Mortgages and other	Various	258	5%	4.93%	1.7
Interest rate swaps	Various	1,002	20%	5.04%

Total Floating		1,727	34%	4.51%	2.4
Fixed Rate Debt:
Sheraton Holding public debt		1,326	26%	6.52%	7.7	(1)
Senior notes		1,551	31%	7.04%	6.5	(2)
Convertible debt — Series B		321	7%	3.25%	3.3	(3)
Convertible debt		360	7%	3.50%	2.9
Mortgages and other		770	15%	7.26%	9.0
Interest rate swaps		(1,002)	-20%	7.25%

Total Fixed		3,326	66%	5.91%	6.8

Total Debt		$5,053	100%	5.44%	6.2

Maturities

<1 year	$434
2-3 years	1,156
4-5 years	1,397
>5 years	2,066

$5,053

(1)  Balance consists of outstanding public debt of $1.297 billion and a $17 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and a $12 million fair value adjustment related to current fixed to floating interest rate swaps.

(2)  Balance consists of outstanding public debt of $1.495 billion and a $34 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and a $22 million fair value adjustment related to current fixed to floating interest rate swaps.

(3)  Average maturity reflects the maturity date of the Revolving credit facility which would be used to refinance the amount put to the Company.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels without Comparable Results & Other Selected Items
As of June 30, 2003
UNAUDITED ($ millions)

Properties sold or closed in 2002 and 2003:

Property	Location

Lenox Inn	Atlanta, GA
Sheraton Mofarrej	Sao Paulo, Brazil
Hotel Cala di Volpe	Costa Smeralda, Italy
Hotel Pitrizza	Costa Smeralda, Italy
Hotel Romazzino	Costa Smeralda, Italy
Cervo Hotel & Conference Center	Costa Smeralda, Italy
Hotel Principe di Savoia	Milan, Italy
Hilton Novi	Novi, MI
Clarion Hotel Allentown	Allentown, PA
Doubletree Hotel Minneapolis Airport	Minneapolis, MN
Westin Southfield	Southfield, MI
Residence Inn Tyson’s Corner	Vienna, VA
Sheraton Buckhead	Atlanta, GA
Sheraton College Park	Beltsville, MD
Sheraton Chicago Northwest	Arlington Heights, IL
Sheraton Norfolk	Norfolk, VA
Hilton Sonoma County	Santa Rosa, CA
Westin Stamford	Stamford, CT
Wayfarer Inn	Bedford, NH
Sheraton Ferncroft	Danvers, MA
Sheraton Danbury	Danbury, CT
Sheraton Gainesville	Gainesville, FL

Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $161 million)	$482
Debt level	$5,053

Revenues and Expenses Associated with Assets Held For Sale or Sold in 2003 (1):

	Q1	Q2	Q3	Q4	Full Year

2003
Revenues	$61	$78	N/A	N/A	$139
Expenses	$51	$57	N/A	N/A	$108
2002
Revenues	$59	$84	$113	$66	$322
Expenses	$47	$57	$66	$50	$220

(1)	Results consist of 18 hotels (1 reported in discontinued operations) that have been sold in 2003 and 5 hotels that are currently held for sale. Other than the one hotel in discontinued operations, these amounts are included in revenues and expenses from owned, leased and consolidated joint venture hotels.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Capital Expenditures
For the Three and Six Months Ended June 30, 2003
UNAUDITED ($ millions)

	QTD	YTD

Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	$36	$58
Corporate/IT	6	12

Subtotal	42	70

Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisition)	6	30
Inventory	26	42

Subtotal	32	72

Development Capital (1)	18	37

Total Capital Expenditures	$92	$179

(1)  Includes St. Regis San Francisco of $13 QTD and $26 YTD

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Summary of Portfolio by Properties & Rooms(1)
As of June 30, 2003
UNAUDITED

	PROPERTIES

			Lux. Col./
	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	59	36	14	7	12	15	143
Unconsolidated joint ventures	28	10	2	1	—	1	42

Equity interest properties	87	46	16	8	12	16	185
Managed (third-party owned)	143	44	21	21	5	4	238
Franchised, represented & referral	164	28	12	107	—	—	311

Total	394	118	49	136	17	20	734

	ROOMS

			Lux. Col./
	Sheraton	Westin	St. Regis	Four Points	W	Other	Total

Owned, leased & consolidated JVs	24,377	13,618	3,056	1,769	4,378	3,832	51,030
Unconsolidated joint ventures	10,515	4,495	441	128	—	132	15,711

Equity interest properties	34,892	18,113	3,497	1,897	4,378	3,964	66,741
Managed (third-party owned)	48,879	22,523	3,333	3,799	856	1,029	80,419
Franchised, represented & referral	50,023	9,434	1,418	18,878	—	—	79,753

Total	133,794	50,070	8,248	24,574	5,234	4,993	226,913

(1) Summary reflects the sale of 12 North American properties in July 2003; 8 of which are now franchised.